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                                                                   Exhibit 10.9


MIECO INC. Four Greenspoint Plaza, 16945 Northchase Drive, Suite 1640, Houston, TX 77060
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Tel: (281) 775-8900   Telex: 765265 MIECO HOU  Twx: 9108810067 MIECO HU
FAX: (281) 775-8933

STORAGE/THROUGHPUT AGREEMENT

This Agreement made and entered into by and between Able Oil Company hereinafter referred to as "Able Oil" and,

NAME: MIECO INC.

hereinafter referred to as "CUSTOMER"

WHEREAS, Customer desires to enter into this Agreement hereinafter referred to as "Agreement" under which Able Oil will provide storage, load and unload petroleum products for Customer as hereinafter provided.

NOW, THEREFORE, it is hereby agreed by and between Able Oil and Customer hereto as follows:

1.  TERM OF AGREEMENT:                 Beginning Date: May 11, 1998
                                       Ending Date:    May 31, 1999

2.  APPROXIMATE VOLUME:           Approximately 12,000 Barrels of No. 2 heating
                                  oil Nymex summer grade specifications.

3.  LOCATION:       Able Oil Company
                    344 Route 46 East
                    Rockaway, NJ 07866

4.  PRODUCT:   No. 2 heating oil Nymex summer grade

5. THROUGHPUT CHARGE ($/GAL): $.0060 for any volume sold out of tankage to any party other than Able Oil. Payable upon movement of the product from storage.

6. MOVEMENTS: Movements into and out of Able Oil will be by Exchange, Pipeline, tank truck, tank car, and/or storage transfer or barge.

7.  PARTIES ADDRESS INFORMATION:            CUSTOMER:

                                            MIECO INC.
                                            16945 Northchase Dr., #1640
                                            Houston, Tx 77060

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8.  DEFINITIONS: -  In this Agreement the following words will have the meaning herein set forth:

    (a) "Product" will mean No. 2 heating oil Nymex grade summer specifications.

    (b)  "Barrel" will mean forty-two (42) U.S. gallons.

    (c) "Terminal" or Terminal premises will mean Able Oil Terminals located at the various locations listed in paragraph 3 which include land, storage tanks, truck loading racks, pipes, offices - and related facilities, together with modifications or additions thereto.

    (d) Throughput Services will mean the acceptance of Product tendered by Customer at the Terminal for the account of Customer, interim storage of the product, and re-delivery of Product via Customer's designated receiving equipment for the account of Customer, (as specified in paragraph 6) together with all necessary recordkeeping.

9.  SERVICES AND FACILITIES
Able Oil, at its own expense, will maintain and make such repairs as are necessary to keep the Terminal in operating condition and in compliance with all applicable laws and ordinances.

10. OPERATIONS

10.1 Able Oil, shall use its best efforts to accommodate and arrange delivery of product to and from storage on a first-come first-served basis with advance nomination schedules arranged through Customer with Able Oil on behalf of the owner or charterer of such vessel/barge and/or common carrier pipeline.

10.2 Customer understands and agrees that a positive inventory position will be maintained on every Product held in storage.

10.3 Able Oil agrees to hold Customer's inventory for the Customer's account. Able Oil will not draw upon the Customer's inventory unless advance notification and mutually agreeable terms are negotiated between the Customer and Able Oil in writing.

10.4 Upon written request and instructions provided by Customer, Able Oil will transfer inventory held in storage for its Customer to another party maintaining a storage account with Able Oil.

11. QUANTITY

11.1 The quantity of Product received into storage at the terminal shall be determined as follows:

(a) If by book transfer, quantity is determined as mutually agreed between parties.

(b) If by pipeline, the quantity received into storage shall be determined by pipeline meter tickets adjusted to 60 degrees F at inventory Terminal Locations.

(c) If by barge, quantity determined on shore tank receipt at discharge inventory Terminal adj. To 60 degrees F.

(d) If via exchange agreement, FOB loading trucks rack meter tickets at Amoco Carteret loadport, as mutually agreed to apply as inventory total barrels at Able Oil Terminal, New Jersey adjust to 60 degrees farenheit.

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11.2  The quantity of Product delivered from the Terminal storage will be as follows:

(a) Deliveries into Customer designated trucks will be determined by truck rack meter reading.

(b) Otherwise all deliveries from customers account will be stock transferred to in 1,000 bbls increments.

11.3 All quantity determinations herein will be corrected to sixty (60) degrees Fahrenheit based on a United States gallon of 231 cubic inches and 42 gallons to the Barrel, in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (ASTM designation D 1250) Table 6(b). All quantity determinations for barge receipts shall be made basis static shore tanks.

12.   TERMINAL LOSSES/BALANCES

12.1 Able Oil agrees to guarantee customer that all barrels received in storage under Paragraph 11.1 will be available to customer at all times. Customer will experience no gains or losses.

13.  QUALITY

13.1 The quality of Products received into Commingled storage by Able Oil for Customer's account will meet or exceed Able Oil's minimum product specifications for such Products. Product quality will be verified by independent inspectors analysis prior to discharge into Able Oil Terminals.

13.2 Customer may request a sample of Product held in storage at the Terminal during normal business hours to satisfy themselves that the Product specifications existing on receipt by Able Oil are maintained. If such a sample indicates the presence of Product which does not meet or exceed such Product specification, the Terminal Manager is to be informed immediately. If the presence in storage of off-specification Product is determined, Customer's account will be credited with a like amount of on specification Product at Able Oil's sole expense. Upon delivery of Product to Customer's account, all Product samplings of such delivered Product will be final and in compliance with all applicable Product specifications.

13.3 If any of Customer's product delivered to the facility does not meet the specifications, then Able Oil shall promptly notify Customer before permitting any of Customer's product to be placed in the tanks. If Able Oil fails to test the Customer's product or permits any of Customer's product that does not meet the specifications to be commingled with other product in the tanks, then Customer shall bear no responsibility for, and Able Oil will hold Customer harmless from, any claims that result from the commingling of Customer's product with other products.

13.4 Able Oil, according to normal terminal operating procedures will make every effort to assure that its lines are packed before receiving Customer's product into tankage.

14.   TITLE & CUSTODY

14.1 Title to Customer's Product stored at Able Oil Terminal shall remain in Customer's name.

14.2 Able Oil will be deemed to have custody of Product delivered by Customer at the time it passes through the flange connection between the delivery line and Able Oil delivery line. Delivery of such Product by Able Oil to Customer for its account will occur when: (i) in all deliveries, Able Oil shall be responsible for received Product until such Products have passed the terminal's receiving Pipeline flange.

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15.     CERTIFICATIONS

15.1 Customer certifies that none of the Product covered by this Agreement was produced or withdrawn from storage in violation of any federal, state, or other governmental law, or in violation of any rule, regulation, or order promulgated by any governmental agency having, or presuming to have, jurisdiction.

15.2 Customer certifies that the Product covered by this Agreement complies with all applicable Product quality or composition specifications established by any federal, state, or local authority.

15.3 Customer will indemnify, defend and hold harmless Able Oil from any claims, penalties or liabilities imposed by any governmental agency having jurisdiction for the failure of any Customer Product, designated truck, barge, or vessel to comply with any applicable governmental rule or regulation.


16.     TAXES

        All taxes, fees, and dues, now or hereafter imposed by federal, state or local governments, in respect to or measured by the products delivered hereunder or the manufacture, storage, delivery, receipt, exchange or inspection thereof, shall be for the account of Customer. Parties each respectively warrant that they are properly licensed to buy / sell this product in the state of title transfer exempt of tax, and if required, shall furnish the proper federal and state license and / or registration number to the requesting party.


17.     INDEMNITY

        Each party shall defend and indemify the other party against all claims, demands or liabilities (including reasonable attorney's fees), from any cause whatsoever, for the injury or the death of any and all persons or the damage to any property caused by or arising out of or connected in any manner with the performance of each party's obligations under this Agreement, except for such claims, demands or liabilities that result from the active negligence of the other.


18.     ASSIGNABILITY

18.1 This Agreement will be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto. Neither party will assign its interest in this Agreement without the prior written consent of other.

18.2 Any attempted assignment prohibited by Paragraph 18.1 above will be void and without effect. This Agreement will not become as asset in any bankruptcy or receivership proceedings.


19.     FORCE MAJEURE

        Neither party will be responsible for damages caused by delay or failure to perform in whole or in part hereunder, if such delay or failure is attributable to storms, floods, and other act of God, strikes, differences with workers, lockouts, riots, civil disorders, explosions, fires, acts of or compliance with requests or rules or regulations of any governmental authority or conditions, sabotage, accidents, breakdowns, delay in transportation, or other cause beyond the control of the affected party whether or not similar to those enumerated above, all of which will be considered events of force of majeure. It is understood and agreed that the settlement of strikes, lockouts, or differences with workers will be entirely within the discretion of the party having the difficulty.

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20.   POLLUTION AVOIDANCE

      Able Oil hereby indemnifies Customer from and against all losses, claims or pollution incidents rising out of or resulting from all inherent defects contained in any and all equipment or property owned or leased by Able Oil or Able Oil agents as pertains to this Agreement.

21.   WAIVER & TERMINATION

      21.1  The following will be deemed Events of Default hereunder:

(a)   Failure to comply fully with any of the terms herein;

(b) If either Party, (i) files, or consents by answer or otherwise to the filing against it of, any petition or case seeking relief under any Federal, state or foreign bankruptcy, insolvency or similar law (collectively, "Bankruptcy Laws":), (ii) makes a general assignment for the benefit of its creditors, (iii) applies for or consents to the appointment of a custodian, receiver, trustee, conservator or other officer with similar powers over it or over any substantial part of its property ("Custodian") or (iv) takes corporate action for the purpose of any of the foregoing (v) is dissolved;
(vi) becomes insolvent or is unable or admits in writing its inability generally to pay debts as they become due; (vii) or is unable to provide adequate assurances to the other party of its continued ability to perform; or

(c) A court or governmental authority, agency, instrumentality or official of competent jurisdiction enters or issues an order or decree with respect to the defaulting party (i) appointing a Custodian, (ii) constituting an order for relief under, or approving a petition or case for relief of reorganization or any other petition or case to take advantage of, any Bankruptcy Laws or (iii) ordering its dissolution, winding-up or liquidation; or

21.2 In the Event of Default under 21.1(a), the defaulting party will have ten (10) days to cure the default following receipt of a "Notice of Default" from the non-defaulting party. If the default is not cured within said ten
(10) days, the non-defaulting party will have the right to terminate this Agreement effective thirty (30) days from default date.

21.3 In the Event of Default other than 21.1(a), the non-defaulting party may take whatever action it deems necessary to secure its product.

21.4 In the event of termination by either party for any reason, or expiration of this Agreement, Customer will remove all of its Product at the Terminal on or before the effective date of termination or expiration.

21.5 In the event of non-performance, breach of contract, insolvency or bankruptcy by Able Oil, Customer shall have the right to terminate this Agreement and secure and/or sell all Product in Able Oil Storage in any manner whatsoever, including but not limited to rack sales, and to seek any and all remedies and damages allowed by law.

22.   INVENTORY CONTROL AND RECORDS

      Able Oil will maintain, during the term of this Agreement, books and records that clearly show Customer's inventory at all times. Able Oil will provide written reports to Customer on a monthly basis which set forth the quantities, types and locations of all Customer's physical inventory stored on Able Oil premises. Able Oil will complete and deliver to Customer copies of such records, including delivery tickets and inventory forms, as are required for the proper accounting of Product handled under the terms of this Agreement. Customer will have the right to audit, at its cost and expense and during ordinary business

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hours, the accounting records and other pertinent documents which relate to receipts, storage or delivery of Customer's product handled under this Agreement and to take physical inventory as may be required in Customer's opinion to verify the related inventory records.

23.   CONFLICT-OF-INTEREST CLAUSE

      Each party shall exercise reasonable care and diligence to prevent any illegal or unethical actions or conditions which could result in a conflict with the other's best interest.

24.   LAWS TO GOVERN

      The laws of the State of New York shall govern this contract and performance thereunder, excluding its choice-of-law rules.

25.   MODIFICATION

      This Agreement may be modified by the parties only by an amendment in writing to such effect.

26.   WHOLE AGREEMENT

      This Agreement, including all attachments, or amendments embodies the whole Agreement of the parties.

Accepted and Agreed to this           , 19
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Able Oil Company                            MIECO INC.

BY:                                         BY: /s/Illegible
   ------------------------                     ------------------------
TITLE:                                      TITLE: GENERAL MANAGER
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DATE:                                       DATE: 5-27-1998
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